                                                                    Exhibit 3.22

[LOGO]         Industry Canada         Industrie Canada

  Certificate                                                 Certificat
  of Amalgamation                                             de fusion

  Canada Business                                             Loi canadienne sur
  Corporations Act                                            les societes par actions

  TDM Newco inc.                                                                    398967-4

  ----------------------------------------------------        ----------------------------------------------------
  Name of corporation -- Denomination de la societe           Corporation number -- Numero de la societe

  I hereby certify that the above-named corporation           Je certifie que la societe susmentionnee est issue
  resulted from an amalgamation under section 185 of          d'une fusion, en vertu de l'article 185 de la LOI
    the CANADA BUSINESS CORPORATIONS ACT, of the              CANADIENNE SUR LES SOCIETES PAR ACTIONS, des societes
  corporations set out in the attached articles of            dont les denominations apparaissent dans les statuts
  amalgamation.                                               de fusion ci-joints.

                        (SIGNED)                                       January 2, 2002 / le 2 janvier 2002

                  Director -- Directeur                              Date of Amalgamation -- Date de fusion
  Canada

[LOGO]                    Industry Canada           Industrie Canada                   FORM 9               FORMULE 9
                                                                              ARTICLES OF AMALGAMATION  STATUTS DE FUSION
                          Canada Business           Loi canadienne sur les         (SECTION 185)          (ARTICLE 185)
                          Corporations Act          societes par actions

1 -  Name of amalgamated corporation                               Denomination de la societe issue de la fusion

                                                                   TDM Newco inc.
2 -  The place in Canada where the registered office is to be      Lieu au Canada ou doit etre situe le siege social
     situated

                                                                   Province of Quebec
3 -  The classes and any maximum number of shares that the         Categories et tout nombre maximal d'actions que la societe
     corporation is authorized to issue                            est autorisee a emettre

                                                                   See Schedule A and Schedule 1 annexed hereto.
4 -  Restrictions, if any, on share transfers                      Restrictions sur le transfert des actions, s'il y a lieu

                                                                   See Schedule B annexed hereto.
5 -  Number (or minimum and maximum number) of directors           Nombre (ou nombre minimal et maximal) d'administrateurs

                                                                   MINIMUM:  1    MAXIMUM:  10 -- the number to be determined
                                                                   by the directors from time to time.
6 -  Restrictions, if any, on business the corporation may carry   Limites imposes a l'activite commerciale de la societe, s'il
     on                                                            y a lieu

                                                                   n/a
7 -  Other provisions, if any                                      Autres dispositions, s'il y a lieu

                                                                   See Schedule C annexed hereto.
8 -  The amalgamation has been approved pursuant to that section   La fusion a ete approuvee en accord aven l'article ou le
     or subsection of the Act which is indicated as follows:       paragraphe de la Loi indique ci-apres.
                                                           / /  183
                                                         / /  184(1)
                                                          /X/  184(2)

9 -  Name of the amalgamating corporations             Corporation No.   Signature         Date              Title
     Denomination des societes fusionnantes            N(o) de la                                            Titre
                                                       societe
TDM Newco Inc.                                         3177122           (SIGNED)          December 19,      Director
                                                                                           2001
Videotron (Laurentien) ltee / Videotron                3180131           (SIGNED)          December 19,      Director
  (Laurentian) ltd.                                                                        2001

FOR DEPARTMENTAL USE ONLY -- A L'USAGE DU MINISTERE SEULEMENT            Filed -- Deposee
Corporation No. -- N(o) de la societe
                               398967-4                                  January 4, 2002
IC 3190 (3 -- 95) (CCA 1390)

CORPORATEK

                                  SCHEDULE "A"

                                relating to the

                                 SHARE CAPITAL

The unlimited share capital of the Corporation shall be comprised of an unlimited number of common shares and an unlimited number of preferred shares.

Schedule 1 annexed hereto sets out the rights, privileges, conditions and restrictions attaching to the preferred shares of the Corporation.

Cancellation and Conversion of Issued Shares

The shares issued by the amalgamating companies shall be cancelled or converted into shares of the amalgamated company as follows:

    (a) The 38,000,060 common shares without par value issued by Videotron (Laurentien) Ltee and held by CF Cable TV inc./CF Cable TV inc. shall be cancelled, without repayment of the capital represented thereby;

    (b) The 166 common shares without par value issued by TDM Newco Inc. shall be converted into 166 common shares without par value of the amalgamated corporation, on a share-for-share basis;

    (c) The preferred share without par value issued by TDM Newco Inc. shall be converted into one preferred share without par value of the amalgamated corporation, on a share-for-share basis.

                                   SCHEDULE 1

Preferred Shares: There shall be an unlimited number of shares, without par value, with the following rights, privileges, conditions and restrictions:

1. Dividends. When dividends are declared by the Corporation, holders of preferred shares shall be entitled to receive, in preference to holders of common shares, from the funds available for the payment of dividends, a monthly, preferred and non-cumulative dividend which shall not exceed the declared dividend and which shall be equal to one percent (1%) per month of the "redemption value" of the preferred shares, as such "redemption value" is defined in paragraph (5) hereinbelow. The Corporation shall not declare the said dividend for more than one month at a time, and the directors shall determine the timing and the terms and conditions of payment thereof.

2. Repayment. If the Corporation's assets are distributed for any reason whatsoever, including a dissolution, voluntary liquidation or forced liquidation, holders of preferred shares shall be entitled, in preference to holders of common shares, to the payment of the "redemption value" of the preferred shares, as such "redemption value" is defined in paragraph (5) hereinbelow, plus any declared but unpaid dividends on the preferred shares.

3. Additional Participation. The preferred shares shall not confer any other right to share in any of the profits or surplus assets of the Corporation.

4. Voting Rights. Subject to the provisions of the Canada Business Corporations Act (the "CBCA"), holders of preferred shares shall not, in their capacity as such, be entitled to receive notices of meetings of shareholders of the Corporation, attend same or vote thereat.

5. Right of Redemption. Subject to the provisions of the CBCA, holders of preferred shares shall, at all times and upon written notice, be entitled to require the Corporation to redeem their shares at a price equal to the amount paid for these shares into the subdivision of the issued and paid-up share capital account for the preferred shares, plus a premium equal to the difference between the fair market value of the consideration received by the Corporation upon the issuance of the said preferred shares, as consideration for their issuance, and the total of the following amounts:

    (a) the amount paid for these shares into the subdivision of the issued and paid-up share capital account for the preferred shares, and

    (b) the fair market value of any property, other than a preferred share, given by the Corporation as payment for such consideration.

       The redemption price so determined shall be the "redemption value" of the preferred shares, to which shall be added, if applicable, the amount to be paid by the Corporation as declared, but unpaid, dividends on the said preferred shares. The Corporation and the person subscribing for preferred shares shall, upon the issuance of the preferred shares, mutually determine the fair market value of the aforementioned consideration. In case of disagreement with the federal or provincial Ministry of Revenue, the Ministry's evaluation of the fair market value of said consideration shall prevail, and the amount of the premium shall be adjusted accordingly, if the Ministry provides the Corporation and the holder of preferred shares the opportunity to contest its evaluation with the Ministry or before the courts. In case of discrepancy between the federal and provincial evaluations, the amount of the premium shall be based on the lower of the evaluations established in accordance with an uncontested assessment or a final judgment, as the case may be.

       The Corporation shall redeem the preferred shares without taking the other classes of shares into account, and it shall have thirty (30) days from the date of redemption within which to pay the redemption price to the former holder of preferred shares. If the provisions of the CBCA do not allow the Corporation to respect this deadline, the Corporation shall pay an initial portion of the redemption price within the said period of thirty (30) days and it shall pay any unpaid balance as soon as it is legally entitled to do so.

       The preferred shares which have been so redeemed at the holder's option shall be cancelled as of their redemption date, and, in accordance with the provisions of the CBCA, the Corporation shall reduce the subdivision of its issued and paid-up share capital account for the preferred shares.

6. Right to Purchase. Subject to the provisions of the CBCA, the Corporation may, when it deems it appropriate, purchase by mutual agreement and at the best possible price, all or part of the outstanding preferred shares, the whole without being required to give a notice or take the other classes of shares into account. However, the purchase price shall not, under any circumstances, exceed the aforementioned redemption price or exceed the realizable value of the Corporation's net assets.

    The preferred shares which have been so purchased shall be cancelled automatically as of their purchase date, and, in accordance with the provisions of the CBCA, the Corporation shall reduce the subdivision of its issued and paid-up share capital account for the preferred shares.

                                   SCHEDULE B

    The shares of the Corporation shall not be transferred without the consent of either (i) the directors evidenced by a resolution passed or signed by them and recorded in the books of the Corporation or (ii) the holders of a majority in number of the outstanding voting shares of the Corporation.

                                   SCHEDULE C

    The number of shareholders of the Corporation is limited to fifty, not including persons who are in the employment of the Corporation and persons, who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment to be, shareholders of the Corporation, two or more persons holding one or more shares jointly being counted as a single shareholder. The distribution of securities to the public is prohibited.